ROZANSKI ASSUMES ADDITIONAL POSITION AT BOOZ ALLEN HAMILTON

McLean, VA, December 16, 2013 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm, Booz Allen Hamilton Inc., announced today that Chief Operating Officer Horacio D. Rozanski will assume the additional position of President, effective January 1, 2014. Rozanski will continue to report to Ralph W. Shrader, who remains Chairman of the Board and Chief Executive Officer of the Company.

Shrader, Booz Allen’s Chairman and Chief Executive Officer said, “Horacio has served as Booz Allen’s Chief Operating Officer since 2011, and the position of President reflects his success as COO, and his ongoing leadership of the firm’s next-generation business strategy. I look forward to continuing to work with Horacio and the rest of Booz Allen’s leadership as we execute our strategy on behalf of our clients, employees, and shareholders to create value over the long term.”

Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 23,000 people, and had revenue of $5.76 billion for the 12 months ended March 31, 2013. In 2014, Booz Allen Hamilton celebrates its 100th anniversary year.